                                                                  EXHIBIT 10(y)

                              SECRETARIAL CERTIFICATION
                        PERSONNEL/AFFIRMATIVE ACTION COMMITTEE
                              TCF FINANCIAL CORPORATION
                                    JULY 21, 1997

                        RE: APPROVAL OF EMPLOYMENT AGREEMENTS
********************************************************************************
Following discussion, and upon motion duly made, seconded and carried, the following resolutions were adopted:

WHEREAS: this Corporation has executed an Agreement and Plan of Reorganization (the "Reorganization Agreement") by an between TCF Financial Corporation, Standard Financial, Inc. ("Standard") and TCF National Bank Illinois ("TCF Illinois") providing for the merger of Standard and its wholly-owned subsidiary, Standard Federal Bank for savings ("Standard Bank") with and into TCF Illinois, with TCF Illinois as the resulting institution (the "Combination"); and

WHEREAS: in connection with the Combination it is anticipated that certain employment agreements and change in control agreements will be executed with certain officers of Standard and Standard Bank, who will become officers of TCF Illinois as a result of the Combination;

NOW, THEREFORE, IT IS HEREBY

RESOLVED: that this Committee hereby authorizes and directs the Chairman or any Vice Chairman of this Corporation to execute, on behalf of TCF Financial, employment contracts and change in control severance contract arrangements with David H. Mackiewich, Thomas M. Ryan and Kurtis D. Mackiewich, on such terms and conditions as such officer deems appropriate.

I, Gregory J. Pulles, Secretary of TCF Financial Corporation do hereby certify that the foregoing is a true and correct copy of excerpt of minutes of the Personnel\Affirmative Action Committee of TCF Financial Corporation held on July 21, 1997, and that the minutes have not been modified or rescinded as of the date hereof.

(Corporate Seal)

Dated:  March 19, 1998                  /s/ Gregory J. Pulles
                                        ------------------------------
                                        Gregory J. Pulles

                                                      9-3-97
                             TCF NATIONAL BANK ILLINOIS
                                EMPLOYMENT AGREEMENT


     This Employment Agreement (this "Agreement") is entered into as of September 5, 1997 (the "Effective Date"), by and among TCF National Bank Illinois ("TCF Illinois"), TCF Financial Corporation ("TCF Financial") and David
H. Mackiewich ("Executive").

     WHEREAS, TCF Illinois is a wholly owned subsidiary of TCF Financial;

     WHEREAS, Executive has been elected to and has agreed to serve in the position of Executive Chairman for TCF Illinois, a position of substantial responsibility;

     WHEREAS, TCF Illinois and TCF Financial recognize the substantial contribution Executive is expected to make to TCF Illinois and TCF Financial and considers the establishment and maintenance of sound and vital senior management to be essential to protecting and enhancing the best interests thereof and therefore desires to enter into an agreement governing the terms and conditions of Executive's employment; and

     WHEREAS, the Board of Directors of TCF Illinois and TCF Financial have considered and approved this Agreement with respect to Executive's employment.

     NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

                              SECTION 1 - DEFINITIONS

     1.1  A "Change in Control" shall mean:

          (a) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of TCF Financial cease for any reason to constitute a majority thereof, unless the election or nomination for election of each new Director was approved by a vote of at lease two-thirds of the Board members then still in office who were Board members at the begging of the period or who were similarly nominated;

          (b)  a change in control of TCF Financial as described in 12 C.F.R.
Section  574.4(a) occurs;

          (c) the Board of Directors of TCF Financial adopts a resolution to the effect that a Change in Control of TCF Financial for purposes of this Agreement has occurred;

          (d) an event of a nature that TCF Financial would be required to report in response to item 1(a) of the current report on Form 8-K as in effect on the date of this Agreement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") occurs;

          (e) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of TCF Financial representing twenty percent (20%) or more of TCF Financial's outstanding securities, except for any securities purchased by TCF's employee stock ownership plan and trust and any person who becomes a twenty percent (20%) beneficial owner solely as a result of stock repurchases by TCF Financial; or

          (f) there is consummated a merger, plan of reorganization, consolidation, sale or liquidation of all or substantially all assets of TCF Financial or a similar transaction occurs in which TCF Financial is not the resulting entity.

     1.2  The "Code" shall mean the Internal Revenue Code of 1986, as amended.

     1.3  "Date of Termination" shall mean:

          (a)  If Executive's employment is automatically terminated under
Section 7.1 of this Agreement, the date on which the event which triggered that automatic termination occurred;

          (b)  If Executive's employment is terminated for Good Reason under
Section 7.3 of this Agreement or by TCF Illinois under Section 7.2(a) of this Agreement, the date specified in the Notice of Termination.

          (c) If Executive's employment is terminated under Section 7.2(b) of this Agreement, the date specified in Section 7.2(b).

          (d) If Executive's employment is terminated at the end of the Term of this Agreement, the last day of such Term.

     1.4 "Disability" shall mean Executive's inability for a period of not less than 90 consecutive days, due to accident or physical or mental illness, to adequately and fully perform the duties required by an employee in Executive's position; provided, however, that Disability for purposes of this Agreement shall not include any Disability which results from Executive's engaging in a criminal enterprise or from Executive's habitual drunkenness, addiction to narcotics or intentionally inflicted injury. If at any time during the Term, the TCF Illinois Board makes a determination with respect to Executive's Disability, that determination shall be final, conclusive, and binding upon TCF Illinois, Executive, and their successors in interest, so long as such determination has a reasonable basis.

     1.5  "Good Reason" shall be deemed to exist if:

     (a) within two years after the Change in Control, without Executive's express written consent: (1) Executive is assigned any duties inconsistent in any material respect with Executive's employment positions, duties, responsibilities and status with TCF Illinois or TCF Financial on the Effective Date; (2) Executive's reporting responsibilities, titles or offices as in effect on the Effective Date are changed in any material respect; (3) the Term of this Agreement is not restored to three years under Section 2.2 of this Agreement; or (4) Executive is removed from or is not re-elected to any of such positions, except in connection with the termination of Executive's employment for Cause, on account of Disability, as a result of Executive's death, or by Executive other than for Good Reason;

          (b) within two years after the Change in Control, TCF Illinois's or TCF Financial's principal executive offices are relocated to a location at least 30 miles from its current locations; or TCF Illinois or TCF Financial requires Executive to be based anywhere other than in the Chicago, Illinois metropolitan area, except for required travel on TCF Illinois's or TCF Financial's business to an extent substantially consistent with similarly situated executives' business travel obligations;

          (c) within two years after the Change of Control: (1) TCF Illinois or TCF Financial reduces in any material respect the base salary of Executive; (2) TCF Illinois or TCF Financial fails to continue in effect any material benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan in which Executive is participating at the time of the Change of Control (and fails to implement for Executive substantially similar benefit plans as a replacement therefor), or (3) TCF Illinois or TCF Financial takes any action which would materially adversely affect Executive's participation in or materially reduce Executive's benefits under any benefit plan maintained by TCF Illinois or TCF Financial or deprive Executive of any material fringe benefits provided to similarly situated executives of TCF Illinois or TCF Financial;

          (d) TCF Illinois or TCF Financial fail to obtain the assumption of all obligations under this Agreement by any successor as contemplated in
Section 8.5 of this Agreement; or

          (e) within two years after the Change in Control, Executive's employment is purported to be terminated in a manner which is not pursuant to a Notice of Termination satisfying the requirements of Section 7.4 of this Agreement.

     1.6 The "TCF Financial Board" shall mean the Board of Directors of TCF Financial.

     1.7 "Notice of Termination" shall mean a notice, from TCF Illinois or from Executive, which shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and shall state the effective date of the termination.

     1.8 The "OCC" shall mean the Office of Comptroller of the Currency or any successor thereto.

     1.9 The "TCF Illinois Board" shall mean the Board of Directors of TCF Illinois.

     1.10 "Secret or Confidential Information" means secret or confidential information of TCF Financial or TCF Illinois (including secret or confidential information of predecessors, subsidiaries and affiliates), including but not limited to lists of customers; identity of customers; identity of prospective customers; contract terms; bidding information and strategies; pricing methods; computer software; computer software methods and documentation; hardware; salary information with respect to employees; financial product design information; business plans; methods of operation; the procedures, forms and techniques used in servicing accounts; and all other documents or information which are required to be maintained in confidence for continued business success, provided that secret or confidential information shall not include information reasonably available to the general public.


     1.11 Termination for "Cause" by TCF Financial or TCF Illinois of Executive's employment under this Agreement shall have the same meaning as it does in 12 U.S.C. Section 1818(e):

     Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until (1) there shall have been delivered to Executive a written notice of the intention to terminate his employment for Cause specifying the grounds for such termination, providing a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for such termination, and; (2) following delivery of such written notice, Executive shall have been given a reasonable opportunity to present to the TCF Illinois Board his position regarding any dispute relating to the existence of such Cause.


                          SECTION 2 - EMPLOYMENT AND TERM

     2.1 EMPLOYMENT. TCF Illinois agrees to employ Executive and Executive agrees to serve as Executive Chairman of TCF Illinois. Executive agrees to accept Employment on the terms and conditions set forth in this Agreement.

     2.2 TERM. Subject to extension in accordance with this Section 2 and unless sooner terminated as provided in Section 7, the term of this Agreement (the "Term") shall be the three-year period beginning on September 5, 1997 (the "Effective Date") and ending on September 4, 2000 or such earlier time as provided by Section 7.1. On or before each anniversary of the Effective Date (each an "Anniversary Date"), the TCF Financial Board shall review Executive's performance under this Agreement to determine whether TCF Financial and TCF Illinois desire that the Term of this Agreement be restored to three years. If the TCF Financial Board recommends and Executive consents to such restoration, then the then-remaining Term of this Agreement shall be restored to the three-year term beginning on such Anniversary Date (subject to early termination as provided by Section 7.1).

                          SECTION 3 - DUTIES OF EXECUTIVE

     3.1 TIME DEVOTED; DUTIES. Executive shall devote his entire time, attention and energies to the business of TCF Illinois and TCF Financial and he shall render such administrative and management services to TCF Illinois and TCF Financial as are customarily performed by persons situated in a similar executive capacity, including those services prescribed from time to time by the TCF Illinois and TCF Financial Boards. Executive shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of TCF Illinois and TCF Financial. Executive shall perform his duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the TCF Illinois and TCF Financial Boards. Executive shall also conduct his personal affairs, including his personal financial affairs, in a manner appropriate for his position.

     3.2 NO CONFLICTING ACTIVITIES. During the term of Executive's employment under this Agreement, Executive shall not engage in any business or activity contrary to the business affairs or interests of TCF Illinois or TCF Financial. Nothing contained in this Section 3 shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business or engage in charitable or civic activities as long as such conduct or activity does not interfere with Executive's duties as set forth in Section 3.1 above.


                              SECTION 4 - COMPENSATION

     4.1  Executive shall receive for his services the following Base
Compensation:

          (a) TCF Illinois shall pay Executive an annual salary of $433,000.00 ("Base Compensation") payable in 26 equal bi-weekly installments.

          (b) Any increase in Executive's Base Compensation shall be left to the sole discretion of the TCF Illinois Board. The Executive's Base Compensation shall not be subject to reduction during the Term of this Agreement except as otherwise provided in this Agreement.

     4.2 BONUS COMPENSATION. TCF Illinois may pay Executive Bonus Compensation in an amount determined by the TCF Illinois Board in its sole discretion, provided that Executive participates in an executive bonus plan on a level consistent with similarly situated TCF executives ("Bonus Compensation").

     4.3 ADDITIONAL COMPENSATION. As further compensation TCF Illinois and TCF Financial shall make available the benefits provided to executives generally under TCF Financial's and TCF Illinois' general executive compensation practices including, but not limited to, equity incentive plans, retirement and supplemental retirement plans, and welfare benefit plans. Notwithstanding the foregoing, TCF Financial's supplemental plans pertaining to TCF

Stockshare Plan and TCF Cash Balance Pension Plan will not apply until such time as Executive becomes eligible for the TCF Stockshare Plan and the TCF Cash Balance Pension Plan, Executive's employment service prior to the Effective Date is excluded for benefit accrual purposes, and the terms of Executive's equity grant are governed by the separate agreement entered into contemporaneously between the parties hereto.

     4.4 SOURCE OF PAYMENTS. All payments provided for in this Agreement shall be timely paid by TCF Illinois. However, TCF Financial unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from TCF Illinois are not timely paid or provided by TCF Illinois, such amounts and benefits shall be paid or provided by TCF Financial.


                           SECTION 5 - EMPLOYEE BENEFITS

     5.1 BUSINESS EXPENSES. During the Term, TCF Illinois shall reimburse Executive for ordinary and necessary business expenses incurred by Executive in performing his duties pursuant to this Agreement, including but not limited to reasonable travel, entertainment and similar expenses that Executive incurs in promoting the business of TCF Financial or TCF Illinois; provided, that TCF Illinois shall not reimburse any such expense which, prior to its being incurred, TCF Illinois directed Executive not to incur. The reimbursement shall be made upon presentation to TCF Illinois by Executive, from time to time, of an account of such expenses in such form and in such detail as TCF Illinois may request, and shall comply with TCF Illinois's and TCF Financial's policies regarding expense reimbursement.

     5.2 FRINGE BENEFITS. In addition to benefits specifically described herein, Executive shall be entitled to receive from TCF Financial or TCF Illinois the fringe benefits generally available to employees and to full-time senior management employees of TCF Illinois occupying the same or a similar position as Executive, as such benefits may be changed from time to time.

     5.3 DISABILITY INSURANCE. Throughout the Term of this Agreement, TCF Illinois shall provide Executive with long term disability coverage of 60% of Executive's total Base Compensation from the previous year, which benefit begins no later than 90 days after the Disability occurs. TCF Illinois may provide some or all of the long term disability coverage through its Long Term Disability Plan for employees.

                          SECTION 6 - CONFIDENTIALITY AND
                              COVENANT NOT TO COMPETE

     6.1 COVENANT NOT TO COMPETE. In consideration of the continued employment of Executive pursuant to this Agreement, Executive covenants and agrees that Executive shall not during the one-year period immediately following the termination of his employment under this Agreement, if (i) TCF Financial or TCF Illinois terminates Executive's employment and severance compensation is payable pursuant to Section 8.4, (ii) TCF Financial or TCF Illinois terminates Executive's employment on account of Disability or (iii) Executive voluntarily terminates employment by reason of retirement or otherwise:

          (a) without the prior written consent of TCF Financial or TCF Illinois, engage or become interested in any capacity, directly or indirectly (whether as proprietor, principal stockholder, director, partner, employee, trustee, beneficiary, or in any other capacity) in any business selling, providing or developing products or services competitive with products or services sold or maintained by TCF Financial or TCF Illinois within a 5-mile radius of the Chicago Metropolitan Statistical Area; or

          (b) recruit or solicit for employment any current or future employee of TCF Financial or TCF Illinois or any of its respective successors or any entities related to it.

     6.2 CONFIDENTIAL INFORMATION. Executive acknowledges that all Secret or Confidential Information is the exclusive property of TCF Financial or TCF Illinois, as the case may be. Executive shall not during the period of his employment or at any time thereafter, disclose to any person, firm or corporation, or publish or use for any purpose, any Secret or Confidential Information except as properly required in the ordinary course of business of TCF Financial or TCF Illinois or as directed and authorized thereby. Upon the termination of his employment for any reason whatsoever, Executive shall return and deliver within 7 days any and all papers, books, records, documents, memoranda and manuals, including all copies thereof, belonging or relating to TCF Financial or TCF Illinois, in Executive's possession, whether prepared by Executive or others. If at any time after the termination of Executive's employment, Executive determines that he has any Secret or Confidential Information in his possession or control, Executive shall immediately return all such Secret or Confidential Information including all copies and portions thereof.

     6.3 DISCLOSURE AND SURVIVAL OF COVENANTS. If Executive, in the future, seeks or is offered employment by any other company, firm, or person, he shall provide a copy of this Agreement to the prospective employer prior to accepting employment with that prospective employer. The provisions of Sections 6.1 and
6.2 shall survive any termination of this Agreement.

                              SECTION 7 - TERMINATION

     7.1 AUTOMATIC TERMINATION. Employment under this Agreement shall terminate on the earliest of death of Executive, or the determination by the Board of TCF Financial or TCF Illinois of Executive's Disability.

     7.2  INVOLUNTARY TERMINATION.

          (a) Termination by the Board. The TCF Illinois Board may terminate this Agreement at any time by giving Notice of Termination in accordance with
Section 7.4 below.

          (b)  Termination or Suspension by the OCC.

               (i) If Executive is suspended and /or temporarily prohibited from performing his duties under this Agreement by a notice served under Section 8 (e) (3) or (g) (1)
of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e) (3) and (g) (1)), obligations under this Agreement shall be suspended as of the date of service of such notice unless stayed by appropriate proceedings. If the charges in the notice are dismissed, TCF Financial or TCF Illinois may, in its discretion, (A) pay Executive all or part of the compensation withheld while obligations under this Agreement were suspended, and (B) reinstate (in whole or in part) any of its obligations which were suspended.

          (ii) If Executive is removed and/ or permanently prohibited from participating in the conduct of affairs of TCF Financial or TCF Illinois by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C.1818 (e) (4) or (g) (1)), all obligations under this Agreement shall terminate as of the effective date of the order, but vested rights of Executive shall not be affected.

          (iii) If TCF Illinois is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but vested rights of Executive shall not be affected.

          (iv) All obligations under this Agreement shall terminate, except to the extent determined that continuation of the contract is necessary for the continued operation of TCF Illinois (A) by action of the Director of the OCC (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to or on behalf of TCF Illinois under the authority contained in
Section 13(c) of the Federal Deposit Insurance Act; or (B) by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of TCF Illinois or when TCF Illinois is determined by the Director to be in an unsafe or unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

          (v) Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) (12 USC Section 1828(k)) of the Federal Deposit Insurance Act as amended, and any regulations promulgated thereunder.

     7.3 VOLUNTARY TERMINATION. Executive may terminate his employment for (i) Good Reason or (ii) if the Term of this Agreement is not restored to (3) years under section 2.2, by giving Notice of Termination in accordance with Section
7.4 below within 60 days of the event giving rise to such termination)

     7.4 NOTICE OF TERMINATION. Any termination by TCF Financial, TCF Illinois or Executive, pursuant to this Agreement, shall be communicated by written Notice of Termination to the other parties hereto. Any purported termination which does not satisfy the requirements of this Section 7.4 shall not be effective for purposes of this Agreement.

                     SECTION 8 - COMPENSATION UPON TERMINATION

     8.1 COMPENSATION UPON DEATH. If Executive's employment is terminated because of the death of Executive, TCF Illinois shall pay Executive's executors or administrators: a) within 30 days of Executive's death, the unpaid balance of Executive's Base Compensation through the end of the month in which Executive's death occurred, at 100% of the rate in effect on the date of Executive's death; and b) as soon as such Executive's bonus is calculated, an amount equal to Executive's Bonus Compensation for the current year prorated based on the number of elapsed days during such year prior to Executive's death, and TCF Illinois shall have no further obligations under this Agreement.

     8.2 COMPENSATION UPON DISABILITY. If Executive's active work ceases because of Disability (as hereinafter defined), TCF Illinois shall continue, as and when scheduled, to pay Executive Executive's Base Compensation through the date he ceased work, plus 90 days additional Base Compensation, at 100% of the rate in effect on the date Executive became Disabled (as hereinafter defined), and thereafter TCF Illinois shall have no further obligation for cash compensation under this Agreement (except as provided in Section 5.3) unless and until Executive returns to work. For purposes of this Section 8.2, the term Disability shall have the meaning set forth in Section 1.4 without regard to the requirement that such condition continue for 90 consecutive days.

     8.3 COMPENSATION UPON TERMINATION FOR CAUSE. If Executive's employment shall be terminated by TCF Illinois for Cause, TCF Illinois shall pay Executive his Base Compensation through the Date of Termination, and TCF Illinois shall not have any further obligations to Executive under this Agreement.

     8.4 COMPENSATION UPON TERMINATION OTHER THAN FOR CAUSE. If Executive's employment is terminated other than for Cause or Disability or the Executive terminates employment pursuant to Section 7.3, then unless such termination occurs simultaneous with or within two years following the change in control (as defined in Executive's TCF Change in Control Agreement (as defined herein)), Executive shall be entitled to the compensation Executive would have been entitled to under this Agreement as and when payable hereunder for the remainder of the Term, which for purposes of this paragraph shall be three years. If the Executive's employment is terminated by the Company simultaneously or within two years after such change of control or Executive terminates employment: (i) for any reason or no reason, simultaneously with or within one (1) year following such change of control, or (ii) for Good Reason, simultaneously with or within two (2) years following such change in control, Executive shall be entitled to his Base Compensation through the Date of Termination and to amounts payable under the TCF Change in Control Agreement.

     8.5 SUCCESSORS OF TCF ILLINOIS. TCF Financial or TCF Illinois will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of TCF Financial or TCF Illinois, by agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that TCF Financial or TCF Illinois would be required if no such succession had taken place. Failure to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to terminate this Agreement for Good Reason under paragraph 7.3 of this Agreement. As used in this Agreement, "TCF Financial" and "TCF Illinois" shall mean TCF Financial or TCF Illinois as hereinbefore defined and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

               SECTION 9 - MISCELLANEOUS

     9.1 NOTICE. Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at the following address (or at such other address as either party may designee in writing to the other party by certified mail as described above):

     If to TCF Illinois:

          TCF Illinois National Bank Illinois

          800 Burr Ridge Parkway

          Burr Ridge, IL 60521

     If to TCF Financial:

          TCF Illinois Financial Corporation

          801 Marquette Avenue

          Minneapolis, MN 55402

All notices to TCF Financial or TCF Illinois shall be directed to the attention of the General Counsel thereof.

     If to Executive:

          David H. Mackiewich

          709 Brougham Lane

          Oak Brook, IL 65021


     9.2 HEADINGS. The headings used in this Agreement have been included solely for ease of reference and are not to be construed in any interpretation of this Agreement.

     9.3 ENTIRE AGREEMENT; INTEGRATION WITH TCF CHANGE IN CONTROL AGREEMENT.. This instrument contains the entire agreement between the parties with respect to the subject matter hereof, and shall supersede all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, any and all employment agreements or Change in Control Agreements with Standard Financial, Inc. and/or Standard Federal Bank for savings other than that certain Change in Control Agreement by and between Executive and TCF Illinois and TCF Financial, executed as of the same date as this Agreement (the "TCF Change in Control Agreement."). It is intended that the TCF Change in Control Agreement and this Agreement will operate together such that the TCF Change in Control Agreement will generally provide any compensation due upon termination of employment within two years after the change in control (as defined therein) (whereas this Agreement generally does not, pursuant to Sec. 8.4) while this Agreement will provide any compensation due upon termination of employment other than within that two year period.
In the event that compensation after termination of employment should become payable under this Agreement and the TCF Change in Control Agreement, any payments made pursuant to the Change in Control Agreement shall be applied to reduce any payments due under this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. No modification or addition to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

     9.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     9.5 ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a home office selected by Executive within fifty (50) miles from the location of TCF Illinois, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

     In the event any dispute or controversy arising under or in connection with Executive's termination is resolved in favor of Executive, whether by judgment, arbitration or settlement, Executive shall be entitled to the payment of all back-pay including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due Executive under this Agreement and all fees and expenses incurred in seeking to obtain or enforce the rights and benefits provided by this Agreement.

     9.6 BENEFIT. This Agreement shall inure to the benefit of and shall be binding upon TCF Illinois, its successors and assigns, and this Agreement shall not be assignable by Executive.

     9.7 REMEDIES. Executive acknowledges that the services to be rendered under this Agreement are special, unique and of extraordinary character. If Executive breaches any covenants, terms or conditions of this Agreement to be performed by him, TCF Financial and TCF Illinois will suffer irreparable damage and it will be impossible to estimate or determine damages. Therefore, TCF Financial and TCF Illinois shall, upon proof of such breach, be entitled as a matter of course to an injunction from any court of competent jurisdiction restraining any further violation of such covenants by Executive, his employers, employees, partners, agents or other associates, or any of them, such right to an injunction to be cumulative and in addition to any other remedies available, either in law or in equity. In any proceeding to enforce any provision of this Agreement, Executive shall not assert any contention that there is an adequate remedy at law for the breach or default upon which such proceeding is based. Nothing in this paragraph shall be construed to prevent such remedy in the courts, in the case of any breach of this Agreement by Executive, as TCF Financial or TCF Illinois may elect or invoke.


     9.8 SEVERABILITY. If any of the provisions of Section 6.1 of this Agreement are held to be unenforceable because of the scope, duration or area of applicability, the court making such determination shall have the power to modify such scope, duration or area of applicability or all of them, and such provision shall then be applicable in such modified form. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity and enforceability of all other applications of that provision and of all other provisions and applications hereof shall not in any way be affected or impaired.

     9.9 WAIVER. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board of Directors of TCF Illinois. The failure of TCF Illinois or Executive at any time or times to enforce its rights under the Agreement strictly in accordance with the same shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

     9.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     9.11 TCF FINANCIAL ACTION. Notwithstanding anything contained herein to the contrary, any action permitted or required to be taken by TCF Illinois may instead, at TCF Financial's option, be taken or withheld by TCF Financial, and furthermore, any such action taken or withheld by TCF Financial shall in each particular case be deemed to constitute action taken by or withheld by TCF Illinois and shall further be deemed to preempt any inconsistent action taken or withheld by TCF Illinois in such case.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

                         TCF  NATIONAL BANK ILLINOIS

                         By:/s/ Michael B. Johnstone
                            ------------------------------

                         Title: President & CEO
                                --------------------------

                         TCF FINANCIAL CORPORATION

                         By:/s/ Thomas A. Cusick
                            ------------------------------

                         Title: Vice Chairman
                               ---------------------------

                         DAVID H. MACKIEWICH

                         /s/ David H. Mackiewich
                         ---------------------------------